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                                                                                                                    EXHIBIT 12
                                         OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

                                COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                                               (Amounts in millions, except ratios)


                                               Nine Months Ended
                                                    September 30                                        Year Ended December 31
                                           ---------------------    ----------------------------------------------------------
                                                1995        1994         1994         1993        1992        1991        1990
-------------------------------------      ---------   ---------    ---------    ---------   ---------   ---------   ---------
Income(loss) from continuing
  operations(a)                            $     517   $     (42)   $     (46)   $      80   $     131   $     374   $  (1,416)
                                           ---------   ---------    ---------    ---------   ---------   ---------   ---------
Add:
     Provision (credit) for taxes on
       income (other than foreign oil
       and gas taxes)                            252          26           50          204         114         343         (78)
     Interest and debt expense(b)                446         450          594          601         666         880         919
     Portion of lease rentals
       representative of the interest
       factor                                     41          39           55           53          56          57          62
     Preferred dividends to minority
       stockholders of subsidiaries(c)            --          --           --           --           7          11           7
                                           ---------   ---------    ---------    ---------   ---------   ---------   ---------
                                                 739         515          699          858         843       1,291         910
                                           ---------   ---------    ---------    ---------   ---------   ---------   ---------
Earnings(loss) before fixed charges        $   1,256   $     473    $     653    $     938   $     974   $   1,665   $    (506)
                                           =========   =========    =========    =========   =========   =========   =========

Fixed charges
     Interest and debt expense
       including capitalized interest(b)   $     454   $     453    $     599    $     612   $     685   $     912   $     972
     Portion of lease rentals
       representative of the interest
       factor                                     41          39           55           53          56          57          62
     Preferred dividends to minority
       stockholders of subsidiaries(c)            --          --           --           --           7          11           7
                                           ---------   ---------    ---------    ---------   ---------   ---------   ---------
     Total fixed charges                   $     495   $     492    $     654    $     665   $     748   $     980   $   1,041
                                           =========   =========    =========    =========   =========   =========   =========
Ratio of earnings to fixed charges              2.54         n/a(d)       n/a(e)      1.41        1.30        1.70         n/a(f)
---------------------------------------    =========   =========    =========    =========   =========   =========   =========

(a)   Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-
      than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b)   Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.
(c)   Adjusted to a pretax basis.
(d)   Not computed due to less than one-to-one coverage.  Earnings were inadequate to cover fixed charges by $19 million.
(e)   Not computed due to less than one-to-one coverage.  Earnings were inadequate to cover fixed charges by $1 million.
(f)   Not computed due to negative result.  Earnings were inadequate to cover fixed charges by $1.547 billion.
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